Exhibit 10.10

Arena Pharmaceuticals, Inc.

Non-Employee Director Compensation

Beginning June 13, 2016

Equity

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Continuing directors and new directors elected at our annual stockholders’ meeting: Non-qualified stock options to purchase 125,000 shares of our common stock. The options are granted effective on the date of our annual stockholders’ meeting, and vest in equal monthly installments over one year from the date of grant, except as otherwise necessary to avoid vesting of a fractional share and subject to vesting conditions set forth below.

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New directors appointed or elected other than at our annual stockholders’ meeting: Non-qualified stock options to purchase (a) 75,000 shares of our common stock, vesting monthly over one year, plus (b) a prorated number of common stock shares, as determined by multiplying the 125,000 annual amount by a fraction, the numerator of which is the number of full months following the applicable grant date until the one-year anniversary of our most recent preceding annual stockholders’ meeting (the “Prior Meeting”) and the denominator of which is 12. The options are granted effective on the Prior Meeting monthly anniversary date that coincides with or first follows the date of the director’s appointment or election, and vest in equal monthly installments beginning on the grant date and ending on the one-year anniversary of the Prior Meeting, except as otherwise necessary to avoid vesting of a fractional share and subject to vesting conditions set forth below.

Exercise Price and Option Vesting

•	The exercise price of options shall be the Fair Market Value on the date of grant.
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In the event of a director’s Separation From Service due to death, Disability, or a Change in Control of Arena that occurs upon or prior to a Separation From Service, all of the director’s options become fully vested. In the event of any other Separation From Service, (a) vesting of the options is subject to the director’s provision of continued service to Arena through the applicable vesting date, and (b) unvested options terminate upon the director’s Separation From Service.

Certain Definitions

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“Change in Control” means an event that: (a) is a “Change in Control” as such term is defined in the applicable long-term incentive plan, and (b) also qualifies as either: (i) a change in the ownership of Arena, (ii) a change in the effective control of Arena, or (iii) a change in the ownership of a substantial portion of Arena’s assets (as each of these events are defined in Treas. Reg. § 1.409A-3(i)(5), or as these definitions may later be modified by other regulatory pronouncements).

•	“Disability” means the participant’s becoming disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, or as otherwise determined by the Compensation Committee in its discretion.
•	“Fair Market Value” is as defined in the applicable long-term incentive plan.
•	“Separation From Service” means the director has had a separation from service with Arena for purposes of Section 409A of the Internal Revenue Code.

Cash

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Annual retainer for directors: $10,000 per quarter, paid in advance, subject to continuing service as a director. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected.

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Additional annual retainer for Chair of the Board: An additional $6,250 per quarter, paid in advance, subject to continuing service as Chair. New Chairs will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position.

•	Meeting attendance fees:

•	General: $1,000

•	Exceptions for committee meetings:

•	Audit Chair Meeting Attendance Fee: $3,500

•	Audit Member Attendance Fee: $2,000

•	Other Chair Meeting Attendance Fee: $2,500

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

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